As filed with the Securities and Exchange Commission on February 27, 2017

Registration No. 333-202374

Registration No. 333-211043

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-202374

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-211043

UNDER

THE SECURITIES ACT OF 1933

SPECTRA ENERGY CORP	SPECTRA ENERGY CAPITAL, LLC

(Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of Incorporation or Organization)

20-5413139	51-0282142
(I.R.S. Employer Identification Number)

5400 Westheimer Court Houston, Texas 77056 (713) 627-5400	5400 Westheimer Court Houston, Texas 77056 (713) 627-5400
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Tyler W. Robinson

Vice President & Corporate Secretary

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of Spectra Energy Corp, a Delaware corporation (“Spectra Energy”) and Spectra Energy Capital, LLC, a Delaware limited liability company (“Spectra Energy Capital” and together with Spectra Energy, the “Registrants”), that were registered on the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3 (No. 333-202374) filed with the Commission on February 27, 2015, pertaining to the registration of 5,000,000 shares of common stock, $0.001 par value of Spectra Energy (“Common Stock”);

•	Registration Statement on Form S-3 (No. 333-211043) filed with the Commission on April 29, 2016, pertaining to the registration of an unspecified number of shares of Common Stock, shares of preferred stock, par value $0.001 per share, of Spectra Energy, warrants of Spectra Energy, guarantees of debt securities by Spectra Energy, and debt securities (Senior Notes) of Spectra Energy Capital.

On February 27, 2017, pursuant to the Agreement and Plan of Merger, dated as of September 5, 2016 (the “Merger Agreement”), among Spectra Energy, Enbridge Inc. (“Enbridge”), and Sand Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into Spectra Energy (the “Merger”), with Spectra Energy surviving the Merger as a wholly owned subsidiary of Enbridge.

In connection with the Merger, the Registrants have terminated all offerings of their securities pursuant to the Registration Statements. Accordingly, the Registrants hereby terminate the effectiveness of the Registration Statements and, in accordance with undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrants registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Spectra Energy Corp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on February 27, 2017.

SPECTRA ENERGY CORP

By:	/s/ Tyler W. Robinson
	Name:	Tyler W. Robinson
	Title:	Vice President & Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, Spectra Energy Capital, LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 27, 2017.

SPECTRA ENERGY CAPITAL, LLC

By:	/s/ Annachiara Jones
	Name:	Annachiara Jones
	Title:	Assistant Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act.